Item 1.   Changes in Control of Registrant.

          None

Item 2.   Acquisition or Disposition of Assets.

On March 17, 1997, the Registrant entered into an Asset Purchase Agreement whereby the Registrant purchased substantially all the assets of Northland Adventures Minnesota, Ltd. ("Northland"). Said assets were used to operate and manage the Holiday Inn Sunspree Motel ("Motel") in Ely, Minnesota. Dynamic Homes, Inc. will also use such assets to manage and operate said motel facil-ity. The motel consists of 61 units and includes a lounge, dining, recre-ational and meeting facilities.

The Registrant through its wholly-owned subsidiary Shagawa Resort, Inc. is the owner of the Motel. On September 7, 1995, the Registrant had entered into a management agreement with Northland to manage and operate the Motel until December 15, 1997. On September 7, 1995, the Registrant granted an option un-til December 15, 1997, to Northland to purchase all of the stock of Shagawa Resort, Inc. The management agreement and option along with all other prior agreements pertaining to the management and operation of the Motel facilities were terminated pursuant to the Asset Purchase Agreement. Consequently, effective March 17, 1997, the Registrant assumed the management obligation and rights associated with the Motel facilities.

The purchase price of substantially all of the assets of Northland was $75,000 consisting of $52,543 cash and assumption of various obligations of Northland. The Registrant as additional consideration forgave $63,890.11 which consisted of unpaid amounts owed to the Registrant by Northland pursuant to the September 7, 1995, agreement between Registrant and Northland.

The assets purchased by Registrant consisted of the following:

   a.  Cash on hand.
   b.  Accounts receivable.
   c. All equipment, supplies and inventory purchased for and used in connec-tion with the operation of the Motel including, but not limited to:

       1.  Food inventory.
       2.  Liquor, pop and cigarettes.
       3.  Propane.
       4.  Uniforms.
       5.  Maintenance and cleaning supplies.
       6.  Equipment and tools.
       7.  Prepaid fees.
       8. Licenses, permits and agreements material to the operation of the Motel, including but not limited to the liquor license and the Holiday Inn Franchise Agreement.
       9.  Goodwill.

The assets acquired by this purchase were utilized by Northland in the opera-tion of the Motel. The Motel commenced operations on May 1, 1996. Based upon this limited data, the Registrant is not able to evaluate the final impact on the Registrants' financial statements at this time. Due to the location and seasonal nature of the resort business, sales are anticipated to be soft during the winter months and strengthen during the late spring, summer and early months of the fall season.

All of the transactions relative to the purchase by Registrant were determined as a result of arm's-length negotiations between unrelated parties.

A copy of the Asset Purchase Agreement transactions is annexed as Exhibit 1.


Item 3.   Bankruptcy or Receivership.

          None.

Item 4.   Change in Registrant's Certifying Accountant.

          None.

Item 5.   Other Materially Important Events.

          None.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Registrant:  Dynamic Homes, Inc.

GLENN R. ANDERSON (President)

Dated:  April 1, 1997